Exhibit 99.1

Mattersight Announces Settlement of Arbitration with TCV and Private Placement of Common Stock; Mattersight Also Reaffirms Its Q4 Guidance

CHICAGO, IL, December 19, 2011

Settlement of TCV Arbitration

Mattersight Corporation (Nasdaq: MATR) today announced that it has settled its arbitration with Technology Crossover Ventures (TCV). As previously disclosed, the arbitration related to TCV’s rights as a holder of the Company’s Series B Preferred Stock. Under the terms of the settlement, Mattersight has agreed to repurchase all of the 1,872,805 shares of Series B Preferred Stock held by TCV for $8.60 per share, plus an additional $.17 per share representing accrued and unpaid dividends. This purchase price is comprised of $5.10 per share for the liquidation preference of the Series B Preferred Stock plus $3.50 per share for the value of the share of Common Stock into which each share of Series B Preferred Stock is convertible. The total amount of the transaction is $16.4 million, of which $9.9 million will be paid in cash and $6.5 million will be paid in the form of a promissory note. The promissory note accrues interest at the rate of 7% per annum and is payable on December 31, 2012. The Company expects the repurchase to close on December 20, 2011.

Mattersight also announced that it intends to commence during the first quarter of 2012 a tender offer to purchase up to an additional 111,605 shares of Series B Preferred Stock at a cash purchase price of $8.60 per share, plus accrued and unpaid dividends. Holders of the remaining 1,559,091 outstanding shares of Series B Preferred Stock have informed the Company that they will not sell shares in the tender offer.

The Company’s Board of Directors is not making any recommendation to its Series B Preferred Stockholders as to whether or not they should tender any Series B Preferred Stock pursuant to the tender offer.

Private Placement of Common Stock

Mattersight also announced it is issuing to Investor Growth Capital (IGC), in a private placement, 1,252,609 shares of Common Stock at a price per share of $4.79 (reflecting the 30-day average closing price of Mattersight Common Stock as of December 5, 2011). In connection with this transaction, Phil Dur, Managing Director of IGC, will join Mattersight’s

Board of Directors. The Company expects this transaction will close on December 20, 2011, and that it will use $3.0 million of the $6.0 million in total proceeds to pay down its promissory note with TCV. The balance of the proceeds will be used for working capital and general corporate purposes.

Commenting on this investment, Phil Dur said, “IGC focuses on growth companies which are building leadership positions in rapidly emerging markets and have the potential to become best-in-class businesses. We are very excited to invest in Mattersight, as we believe they strongly fit our investment model. Our extensive due diligence on the company and the market opportunity suggests that Mattersight’s unique analytics platform and delivery model has positioned the company to become a category leader in the emerging market for enterprise analytics solutions.”

Following these transactions, the Company’s equity capitalization will be as follows:

Class of Shares	Number of Shares Outstanding Pre- Transaction	Number of Shares Outstanding Post-Transaction	Change
Common Stock	15,673,073	16,925,682	1,252,609
Series B Preferred Stock (1)	3,543,501	1,670,696	(1,872,805)
Total Shares of Common on a Fully Diluted Basis	19,216,574	18,596,378	(620,196)

(1)	Each share of Series B Preferred Stock is convertible into Common Stock on a one-for-one basis.

In a separate transaction, IGC also agreed to purchase all of the 1,111,600 million shares of Common Stock held by TCV. Following these transactions, IGC will own 2,364,209 shares, or approximately 13%, of the total shares of Mattersight Common Stock on a fully diluted basis.

Mattersight believes these transactions create important benefits for the Company and its stockholders:

•	Settles the arbitration with TCV and eliminates the $18.1 million Restricted Cash obligation associated with the proceeding

•	Reduces the number of fully diluted shares of Common Stock by 620,196 shares to 18,596,378

•	Eliminates $9.6 million of the $18.1 million liquidation preference relating to the Series B Preferred Stock

•	Reduces the Company’s annual dividend obligation with respect to the Series B Preferred Stock by approximately $675,000

•	Brings new capital into the Company from a highly regarded, strategic investor

•	Enables the Company to maintain a strong cash balance to fund its growth

Q4 Outlook

In addition, Mattersight reaffirmed its Q4 outlook as follows:

•	Subscription revenues are expected to grow 20% to 22%

•	Total revenues are expected to grow 18% to 20%

This press release is for information purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Series B Preferred Stock of Mattersight. The solicitation of offers to buy shares of Series B Preferred Stock of Mattersight will only be made pursuant to a tender offer statement (including an offer to purchase, related letter of transmittal and other offer documents), which will be delivered to all of the remaining holders of the Series B Preferred Stock, at no expense to them. The tender offer statement (including the offer to purchase, the related letter of transmittal and all other offer documents when filed with the Securities and Exchange Commission (the “Commission”)) will be also available for no charge at the Commission’s web site at www.sec.gov. The tender offer statement (including the offer to purchase, the related letters of transmittal and other offer documents) will contain important information that should be read carefully before any decision is made with respect to the proposed tender offer.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock of Mattersight, nor shall there be any offer, solicitation or sale of such Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification of the Common Stock under the securities laws of any such state or jurisdiction.

Safe Harbor for Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which may be identified by use of words such as “plan,” “may,” “might,” “believe,” “expect,” “intend,” “could,” “would,” “should,” and other words and terms of similar meaning, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to other factors and matters contained or incorporated in this document, important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, among other things, the risks detailed from time to time in Mattersight’s SEC filings. You can locate these filings on the Investor Relations page of Mattersight’s website, www.mattersight.com. Statements included or incorporated by reference into this press release are based upon information known to Mattersight as of the date of this press release, and the company assumes no obligation to publicly revise or update any forward-looking statement for any reason.

About Mattersight

Mattersight is a leader in enterprise analytics and the only company focused on providing Behavioral Analytics as a managed service. Mattersight’s proprietary technology, delivered through a SaaS model, captures the unstructured data of conversations, related customer and employee data, and employee desktop activity, and automatically analyzes it “in the cloud” to provide operational transparency into every single customer interaction and foresight into future customer behavior. Mattersight’s Behavioral Analytics platform is easily adapted to multiple verticals, programs, and industry-specific processes. Mattersight’s analytics enable its impressive list of customers to drive measurable economic benefit through the improvement of contact center performance, customer satisfaction and retention, fraud reduction, and streamlined back office operations. For additional information on Mattersight, visit www.Mattersight.com.

About Investor Growth Capital

Investor Growth Capital (IGC) (www.investorgrowthcapital.com) is a global venture capital firm backed by Investor AB, with offices in New York, Menlo Park, Beijing, and Stockholm. Since its formation in the mid-1990’s, IGC has focused on partnering with exceptional, expansion-stage companies in the technology and healthcare industries. Today, IGC manages an evergreen fund with more than 100 portfolio companies worldwide and assets exceeding $1.5 billion.

Contact

Tyson Marian

Vice President of Marketing and Chief Strategy Officer

312.454.3527

ir@mattersight.com